UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8‑K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2018
LIGAND PHARMACEUTICALS INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

3911 Sorrento Valley Boulevard, Suite 110	92121
San Diego, CA	(Zip Code)
(Address of principal executive offices)
(858) 550-7500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 25, 2018, a subsidiary of Ligand Pharmaceuticals Incorporated (together with its subsidiaries, “Ligand”) entered into a second amendment (“Amendment”) to the Platform License Agreement, dated March 23, 2015 (as amended, the “Agreement”), with WuXi Biologics Ireland Limited (“WuXi Bio”).
Ligand has granted WuXi Bio a non-exclusive, non-transferable, non-sublicensable license to use Ligand’s OmniRat, OmniMouse and OmniFlic platforms solely to research, develop and make antibodies, and Ligand has agreed to use commercially reasonable efforts to deliver to WuXi Bio animals from such platforms on a purchase order basis to support WuXi Bio’s licensing rights under the Agreement. Further, WuXi Bio has the right to out-license antibodies it discovers (whether for itself or at the direction of out-licensees) under the Agreement to out-licensees worldwide.
WuXi Bio has now paid Ligand $47 million in connection with the Amendment in exchange for elimination of predefined milestone payments that otherwise would have been required in connection with existing and future out-licenses by WuXi Bio. Ligand will still be entitled to royalties in the low single digits on net sales of products (which vary depending on the geographic scope of the out-license and on amounts of annual net sales of products).
Unless earlier terminated, the term of the Agreement shall continue indefinitely. Either party may terminate the Agreement upon specified notice of the other party's uncured material breach of the Agreement. In addition, Ligand has the right to terminate the Agreement if WuXi Bio or one of its out-licensees challenges the validity of one of Ligand’s patents covering the platform and WuXi Bio has the right to terminate the Agreement for convenience following a specified period after notice of termination.
In the event that the Agreement is terminated for any reason WuXi Bio’s right to use or exploit the platform shall immediately terminate.
The foregoing summary of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, including the amendments thereto, copies of which will be filed with the Securities and Exchange Commission by Ligand with its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2018, requesting confidential treatment for certain portions.
Item 7.01 Regulation FD Disclosure
On June 27, 2018, Ligand issued a press release announcing that it had entered into the Amendment and updating its guidance regarding the full 2018 fiscal year and the 2018 second quarter. A copy of the press release is furnished herewith as Exhibit 99.1 to this report.
The information in this Current Report on Form 8-K is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as

amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this Current Report on Form 8-K.
Forward-Looking Statements

This report contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this report. These include statements regarding Ligand's amended license agreement with WuXi Bio under which Ligand will receive a $47 million upfront payment and may receive future royalties. Actual events or results may differ from Ligand’s expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: there can be no assurances that WuXi Bio will successfully develop or out-license antibodies using the platform or that companies who license such antibodies will successfully develop or market such antibodies. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other important risk factors affecting Ligand can be found in Ligand's prior public periodic filings with the Securities and Exchange Commission, available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this report, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 27, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED
Date: June 27, 2018	By: /s/ Charles Berkman Name: Charles Berkman Title: Senior Vice President, General Counsel and Secretary